Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.

(858) 385-5232

(858) 385-6327

tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS THIRD QUARTER 2005 OPERATING RESULTS

SAN DIEGO, Calif., October 18, 2005 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of deep ultraviolet (DUV) light sources used in semiconductor manufacturing, today announced operating results for the third quarter ended September 30, 2005.  Third quarter total revenue and gross margin exceeded Cymer’s July 19, 2005 guidance.  Additional highlights of the third quarter included a record level of non-systems revenue, as well as generation of $11,490,000 in cash from operations.

For the third quarter of 2005, net income totaled $12,684,000, equal to $0.35 per share (diluted), compared to net income of $15,421,000, equal to $0.41 per share (diluted), in the third quarter of 2004, and net income of $11,015,000, equal to $0.30 per share (diluted), in the second quarter of 2005.

Total revenue for the third quarter of 2005 was $99,653,000 compared to total revenue of $107,140,000 in the third quarter of 2004, and total revenue of $96,392,000 in the second quarter of 2005.

For the first nine months of 2005, net income totaled $29,084,000, equal to earnings of $0.80 per share (diluted) compared to net income of $32,778,000, equal to earnings of $0.87 per share (diluted), in the first nine months of 2004.  Total revenue for the first nine months of 2005 was $280,855,000, compared to $289,968,000 in total revenue recorded in the first nine months of 2004.

Commenting on the third quarter, Bob Akins, Cymer’s chief executive officer, said, “We are pleased that third quarter 2005 operating results came in ahead of our expectations, and with our continuing strong market leadership in the growing argon fluoride (ArF) segment of the DUV market.  During the quarter, we shipped 24 XL Series light sources, our dual chamber MOPA products based on the XL common platform. We shipped several XLA 200s, our third generation MOPA ArF light source designed to support high volume ArF production down to 65nm and pilot production at the 45nm node involving immersion techniques.  Additionally, in the current quarter we plan to begin shipping the XLA 300, our fourth generation MOPA ArF light source, designed for high volume immersion lithography production.  Our XL Series of products position us strongly in the most rapidly growing and highest value-added segment of the market for DUV light sources – ArF, both dry and immersion.

“We recognized revenue on 55 light sources in the third quarter of 2005 compared to 56 light sources in the second quarter of this year,” Akins continued.  “Cymer installed 52 light sources in the third quarter of 2005 compared to 77 light sources in the second quarter of 2005.  Technology buys remained a strong driver for system demand.  Our third quarter 2005 average selling price (ASP) rose to $952,000 on a currency adjusted basis.  The quarterly average utilization of our light sources at chipmakers in the third quarter jumped approximately 11 percent over the previous quarter’s average utilization, and drove non-systems product revenue, which consists of consumables and spare

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CYMER REPORTS THIRD QUARTER 2005 RESULTS	Page 2 of 6

parts, upgrades, and service, to a record high of $45,744,000 for the third quarter of 2005, equal to 46 percent of total revenue.”

Nancy Baker, Cymer’s chief financial officer, stated, “Product gross margin in the third quarter of 2005 rose to 42 percent from 40 percent in the second quarter of 2005.  Cymer recorded operating income of $12,181,000, or 12 percent of revenue in the third quarter of 2005, compared to operating income of $8,925,000, or 9 percent of revenue, in the second quarter of 2005.  Third quarter 2005 bookings totaled $97,716,000, resulting in a third quarter 2005 book-to-bill ratio of 0.98.  The 2005 third quarter-end backlog totaled $73,814,000.”

Cymer generated $11,490,000 in cash from operations in the third quarter of 2005 and $90,442,000 for the first nine months of 2005.  Cash and cash equivalents and short- and long-term investments totaled $365,022,000 at September 30, 2005.

Baker stated, “Capital spending for the third quarter of 2005 totaled $6,920,000 compared to $2,669,000 in the second quarter of 2005.  In the third quarter, we made further progress in our initiative to improve asset management and increase cash generation.  Our free cash flow for the third quarter, calculated as the net cash provided by operating activities less our acquisition of property and equipment, was $4,570,000, and for the first nine months of 2005, free cash flow totaled $75,673,000.”

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “We are particularly encouraged by the NAND flash production opportunity as it enables the expansion of the market for a growing generation of newer portable products capable of storing and quickly retrieving immense amounts of data, and the impact that is just beginning to have on the consumer video entertainment marketplace – the newly announced video IPod, games, camcorder phones, and a variety of other digital consumer products. More specific to our own industry, increasing fab utilization especially at foundries , growing demand for more capable flash memory, and tight capacity for critical and mid-critical layers all support our view that 2006 should be positive for equipment suppliers well positioned to participate in these growth segments.  Cymer’s  position as the leading supplier of light sources for advanced dry and immersion ArF lithography, the growth segment of the DUV market, make us optimistic about our longer-term prospects.”

Based on information available at this time, Cymer is currently providing the following guidance for the fourth quarter of 2005, which includes expectations for the financial impact of the TCZ (Team Cymer Zeiss) joint venture:

•      We currently estimate that total product revenue in the fourth quarter of 2005 should be up two to three percent over third quarter 2005 revenue.

•      We are forecasting that foreign currency adjusted ASPs should be approximately $1,050,000.

•      We expect that gross margin should be between 40 and 42 percent.  This despite increased warranty reserves associated with several shipments of the new XLA 300s during the fourth quarter of 2005.

•      We anticipate that R&D expenses should be between $16 million and $17 million.

•      We expect SG&A expenses to be between $13.2 million and $13.7 million.

•      Due to the realization of anticipated discrete fourth quarter tax events, we estimate that our fourth quarter 2005 annualized effective tax rate will be a tax benefit, resulting in a full year annual tax rate for 2005 of approximately 0%.

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CYMER REPORTS THIRD QUARTER 2005 RESULTS	Page 3 of 6

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, October 18, 2005, to discuss third quarter 2005 results and fourth quarter 2005 guidance.  This press release, the conference call and accompanying slides may be accessed on the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to statements regarding expectations for fourth quarter light source installations and the ramp-up of 65nm production, and the statements under the caption “Corporate Outlook” above.  These statements are predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV illumination sources, the essential light source for DUV photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company.

Cymer, Inc.

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2004	2005	2004	2005
Total revenues	$107,140,000	$99,653,000	$289,968,000	$280,855,000

Net income	$15,421,000	$12,684,000	$32,778,000	$29,084,000
Basic earnings per share	$0.42	$0.36	$0.89	$0.81
Diluted earnings per share	$0.41	$0.35	$0.87	$0.80
Weighted average common shares outstanding - diluted	37,266,000	36,131,000	37,639,000	36,502,000

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CYMER REPORTS THIRD QUARTER 2005 RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2004	2005	2004	2005
REVENUES:
Product sales	$106,751	$99,592	$289,344	$279,998
Other	389	61	624	857
Total revenues	107,140	99,653	289,968	280,855

COST AND EXPENSES:
Cost of product sales	56,120	57,480	158,263	168,242
Research and development	15,836	15,922	43,118	47,483
Sales and marketing	5,784	6,281	17,486	18,832
General and administrative	8,218	7,789	22,987	20,115

Total costs and expenses	85,958	87,472	241,854	254,672

OPERATING INCOME	21,182	12,181	48,114	26,183

OTHER INCOME (EXPENSE):
Foreign currency exchange loss - net	(928)	(165)	(1,273)	(932)
Gain on debt extinguishment	911	—	911	2,220
Interest and other income	2,401	2,693	5,900	7,691
Interest and other expense	(2,299)	(1,525)	(7,366)	(5,428)

Total other income (expense) - net	85	1,003	(1,828)	3,551

INCOME BEFORE INCOME TAX PROVISION AND MINORITY INTEREST	21,267	13,184	46,286	29,734

INCOME TAX PROVISION	5,818	1,187	11,572	2,099
MINORITY INTEREST	(28)	687	(1,936)	1,449

NET INCOME	$15,421	$12,684	$32,778	$29,084

EARNINGS PER SHARE:

Basic earnings per share	$0.42	$0.36	$0.89	$0.81
Weighted average common shares outstanding-basic	36,788	35,501	36,704	36,070

Diluted earnings per share	$0.41	$0.35	$0.87	$0.80
Weighted average common shares outstanding-diluted	37,266	36,131	37,639	36,502

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CYMER REPORTS THIRD QUARTER 2005 RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31,	September 30,
	2004	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$114,246	$152,268
Short-term investments	175,866	164,458
Accounts receivable - net	110,680	84,057
Foreign currency forward exchange contracts	—	2,175
Inventories	110,022	86,153
Deferred income taxes	7,470	7,668
Prepaid expenses and other assets	5,726	7,012

Total current assets	524,010	503,791

PROPERTY AND EQUIPMENT - NET	123,548	119,224
LONG TERM INVESTMENTS	84,561	48,296
DEFERRED INCOME TAXES	67,722	67,749
GOODWILL - NET	8,358	8,358
INTANGIBLE ASSETS - NET	10,394	8,595
OTHER ASSETS	7,185	6,588

TOTAL ASSETS	$825,778	$762,601

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$13,949	$18,043
Accrued warranty and installation	28,546	27,343
Accrued payroll and benefits	16,284	12,210
Accrued patents, royalties and other fees	6,318	7,308
Foreign currency forward exchange contracts	1,901	—
Income taxes payable	10,397	10,506
Unearned income	6,152	2,000
Accrued and other current liabilities	4,456	2,833

Total current liabilities	88,003	80,243

CONVERTIBLE SUBORDINATED NOTES	200,753	140,722
DEFERRED INCOME TAXES	6,237	6,237
OTHER LIABILITIES	7,282	9,889

Total liabilities	302,275	237,091

MINORITY INTEREST	6,183	15,854

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value, issued and outstanding 36,993,000 and 37,550,000 shares	37	38
Additional paid-in capital	378,414	392,006
Treasury stock at cost (1,943,000 common shares)	—	(50,000)
Unearned compensation	(16)	—
Accumulated other comprehensive loss	(4,455)	(4,812)
Retained earnings	143,340	172,424

Total stockholders’ equity	517,320	509,656

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$825,778	$762,601

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CYMER REPORTS THIRD QUARTER 2005 RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the nine months
	ended September 30
	2004	2005

OPERATING ACTIVITIES:
Net income	$32,778	$29,084
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on debt extinguishment	(911)	(2,220)
Depreciation and amortization	21,004	21,512
Non-cash stock based compensation	141	953
Amortization of unearned compensation	98	16
Minority interest	1,936	(1,449)
Provision for deferred income taxes	(727)	22
Loss on disposal or impairment of property and equipment	61	54
Change in assets and liabilities:
Accounts receivable - net	(33,491)	26,623
Foreign currency forward exchange contracts	(2,247)	(2,952)
Inventories	(27,613)	23,869
Prepaid expenses and other assets	(2,299)	(2,388)
Accounts payable	3,835	4,094
Accrued and other liabilities	13,266	(2,733)
Unearned income	3,626	(4,152)
Income taxes payable	9,185	109

Net cash provided by operating activities	18,642	90,442

INVESTING ACTIVITIES:
Acquisition of property and equipment	(14,584)	(14,769)
Purchases of investments	(502,685)	(276,968)
Proceeds from sold or matured investments	562,170	323,612
Acquisition of patents	(5,990)	—
Acquisition of minority interest	(2,000)	—

Net cash provided by investing activities	36,911	31,875

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	11,430	12,639
Redemption of convertible subordinated notes	(47,407)	(57,336)
Minority interest investment in subsidiary	—	11,120
Payments on capital lease obligations	(36)	(20)
Purchase of treasury stock	—	(50,000)

Net cash used in financing activities	(36,013)	(83,597)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,345)	(698)

NET INCREASE IN CASH AND CASH EQUIVALENTS	18,195	38,022
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	110,632	114,246

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$128,827	$152,268

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$8,949	$6,850
Income taxes paid, net	$2,650	$3,502

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